UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 14, 2008 (August 8, 2008)

NETWORK ENGINES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30863	04-3064173
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation		Identification No.)

25 Dan Road, Canton, MA		02021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (781) 332-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As part of certain cost reduction and organizational realignment activities recently undertaken by Network Engines, Inc. (the “Company”), Hugh W. Kelly, Senior Vice President of Worldwide Marketing, and Ronald Pugh, Senior Vice President of Worldwide Sales, departed from the Company on August 8, 2008.  Mr. Kelly’s departure was effective August 8, 2008 and Mr. Pugh’s departure will be effective August 29, 2008.  Mr. Kelly was a Named Executive Officer in the Company’s Proxy Statement for its 2008 Annual Meeting of Stockholders.  Mr. Kelly will receive certain salary and benefit payments that are materially consistent with his previously executed retention agreement, filed as Exhibit 99.3 to the Company’s current report on Form 8-K dated January 11, 2008.  Mr. Pugh will receive certain salary and benefit payments that are materially consistent with his previously executed employment and retention agreement.

In conjunction with these departures, Charles N. Cone, III became the Senior Vice President of Sales & Marketing for the Company.  Mr. Cone had served as the Company’s Senior Vice President of Operations since its acquisition of Alliance Systems, Inc. in October 2007, and previously had served in management roles with Alliance Systems, Inc. since January 1999.  Also, Richard P. Graber assumed responsibility for operations and engineering for the entire Company.  Mr. Graber has served in a management role since joining the Company in October 2003.

Management of the Company has undertaken these actions in order to better align expenses with current revenue levels, and to enhance the ability of the Company’s management structure to support and achieve the organizational objectives of the Company, through integrated sales and marketing leadership.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK ENGINES, INC.

Date: August 14, 2008	By:	/s/ Douglas G. Bryant
Douglas G. Bryant
Chief Financial Officer, Treasurer and Secretary